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                         Consent of Independent Auditors

We consent to the incorporation by reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Badger Meter, Inc. for the registration of 70,000 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 2002, with respect to the consolidated financial statements of Badger Meter, Inc. by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP
                                                     ERNST & YOUNG LLP


Milwaukee, Wisconsin
December 20, 2002